                                                                 Exhibit 99
LEVI                               1155 Battery Street, San Francisco, CA 94111
STRAUSS
 & Co.                     CONFIDENTIAL
NEWS
                              Investor Contact: Christine Greany
                                                Integrated Corporate Relations
                                                (203) 222-9013

                              Media Contact:    Linda Butler
For Immediate Release                           Levi Strauss & Co.
---------------------                           (415) 501-2233

 LEVI STRAUSS & CO. THIRD-QUARTER AND NINE-MONTH FINANCIAL RESULTS
      REFLECT ONGOING PROGRESS IN BUSINESS TURNAROUND

SAN FRANCISCO (September 19, 2000) - Levi Strauss & Co. today announced financial results for the third quarter and first nine months ended August 27, 2000 that reflect ongoing progress in the company's business turnaround. The company maintained a single-digit sales decline for the second consecutive quarter and is seeing solid improvements year-to-date in other key measures including cash flow, net income and debt reduction.

Net sales for the third quarter declined 8 percent to $1.128 billion from $1.226 billion in the year-earlier period. Had currency exchange rates remained constant at 1999 levels, net sales would have declined 6 percent. These results reflect a continued single-digit sales decline trend, compared to double-digit declines in the prior-year periods. The company attributed its sales trends to positive consumer response to products, ongoing operational improvements and new product-focused advertising.

"We are further along in the turnaround than we expected at the start of the year," said Philip Marineau, president and chief executive officer. "While there will be quarter-to-quarter fluctuations, when we look at our year-to-date performance we are substantially exceeding our plans in terms of unit volume, revenue and earnings. Based on what we are seeing today, we expect to end this fiscal year with strong operating earnings growth of up to 40 percent versus last year.
                                   -- more --

LS&CO. Q3 / Add One
September 19, 2000

"Innovative new products and updated basics, including Levi's(R) Engineered Jeans(TM), Levi's(R) corduroys, SILVERTAB(R) apparel and Dockers(R) khakis are connecting with consumers and selling through strongly at retail," continued Marineau, who joined the company one year ago as CEO to lead the turnaround. "This is particularly good news in light of the weak apparel retail market right now, especially in the United States. We've launched exciting new marketing campaigns worldwide, are carefully managing our inventories and are looking forward to the important holiday selling season."

Bill Chiasson, chief financial officer, explained that since the start of the fiscal year, "Our sales decline has slowed and first-quality mix has improved. By all key performance measures, including margins, inventory levels and improved cash flow, we are exceeding our business plans. Importantly, we have brought debt levels down $465 million since the beginning of the year. While a turnaround such as this is measured in many quarters, not months, we expect to stabilize the company as we move into 2001, positioning us for profitable growth over the long term."

Third-Quarter Results
---------------------
Gross margin for the third quarter improved to 41.2 percent over 39.0 percent in the comparable period last year. The company attributed the gross margin strength to an improved mix of basic and fashion-oriented products, as well as lower sourcing costs. Third-quarter gross profit was $464.3 million compared to $478.6 million in 1999.

Operating income for the third quarter was $105.8 million versus $140.4 million in the third quarter last year. On a comparable basis, excluding certain adjustments related to benefit programs and incentive compensation programs, operating income for the third quarter of 2000 would have increased 7 percent compared to the prior-year period.

EBITDA, which the company defines as operating income excluding depreciation, amortization and restructuring charges, was $131.1 million compared to $154.2 million in the third quarter of 1999. EBITDA margin was 11.6 percent, compared to 12.6 percent in the prior-year period.
                                    -- more -

LS&CO. Q3 / Add Two
September 19, 2000


Third-quarter net income declined 32 percent to $37.8 million versus $55.2 million in 1999. On a comparable basis, excluding the adjustments to operating income, net income would have increased 32 percent.

Nine-Month Results
------------------
Net sales for the nine-month period ended August 27, 2000 declined 10 percent to $3.359 billion from $3.733 billion in the prior-year period. Had currency rates remained constant at 1999 levels, net sales would have declined 8.1 percent.

Gross margin for the nine-month period rose to 41.7 percent compared with 38.4 percent in 1999, while gross profit for the period was $1.402 billion compared to $1.433 billion in the 1999 period.

Operating income for the nine-month period rose to $353.8 million compared with an operating loss of $138.0 million, including restructuring charges and other one-time adjustments, in the prior-year period. On a comparable basis, excluding one-time adjustments in both current and prior-year periods, operating income would have increased 48 percent, due primarily to gross margin improvements and effective management of marketing, general and administrative expenses. EBITDA for the nine-month period rose 20 percent to $423.4 million or 12.6 percent of sales compared with $354.3 million or 9.5 percent of sales in the prior-year period.

For the nine-month period, net income increased to $148.0 million compared with a net loss of $151.7 in the year-earlier period, which included restructuring charges. On a comparable basis, excluding one-time adjustments, net income would have increased 53 percent.

As of August 31, 2000, total debt had been reduced to $2.2 billion from $2.3 billion on May 28, 2000 and $2.7 billion on November 30, 1999.


                                    --more--

LS&CO. Q3 / Add Three
September 19, 2000


Levi Strauss & Co. is one of the world's leading branded apparel companies, marketing its brands in more than 80 countries worldwide. The company designs and markets jeans and jeans-related pants, casual and dress pants, shirts, jackets and related accessories for men, women and children under the Levi's(R), Dockers(R) and Slates(R) brands.

The company's third-quarter investor conference call, featuring Phil Marineau, chief executive officer; Bill Chiasson, chief financial officer; and Joe Maurer, treasurer, will be available through a live audio Webcast at www.levistrauss.com on September 19 at 10 a.m. Eastern Daylight Time. A replay is available on the Web site the same day beginning at approximately 2 p.m. Eastern Daylight Time and will remain until November 19. A telephone replay also is available at (402) 220-1356 from approximately noon Eastern Daylight Time through September 26.


This news release includes forward-looking statements about sales performance and trends, fashion trends, new product development in our three brands, product mix, inventory position and management, expense levels including overhead and advertising expense, debt repayment and liquidity, customer orders, retail relationships and developments including sell-through, presentation of product at retail and marketing collaborations, and marketing and advertising initiatives. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. When used in this
announcement,   the  words  "believe,"   "anticipate,"  "intend,"  "estimate,"
"expect," "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words.

These forward-looking statements are subject to risks and uncertainties including, without limitation, risks related to the impact of competitive products; changing fashion trends; dependence on key distribution channels, customers and suppliers; our supply chain executional performance; ongoing competitive pressures in the apparel industry; changing international retail environments; changes in the level of consumer spending or preferences in apparel; trade restrictions; political or financial instability in countries where our products are manufactured; and other risks detailed in our registration statement on Form S-4 filed with the Securities and Exchange Commission on May 4, 2000 and our other filings with the Securities and Exchange Commission. Our actual results might differ materially from historical performance or current expectations. We do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.


                                  ###



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



                          LEVI STRAUSS & CO.

                CONSOLIDATED STATEMENTS OF INCOME (LOSS)
                        (Dollars in Thousands)
                              (Unaudited)

                                                                        Three Months Ended         Nine Months Ended
                                                                        ------------------         -----------------
                                                                    Aug. 27,      Aug. 29,      Aug. 27,      Aug. 29,
                                                                    --------      --------      --------      --------
                                                                      2000          1999          2000          1999
                                                                      ----          ----          ----          ----
Net sales........................................................   $1,127,740    $1,226,413    $3,359,221    $3,732,645
Cost of goods sold...............................................      663,418       747,766     1,957,328     2,299,742
                                                                    ----------    ----------    ----------    ----------
   Gross profit..................................................      464,322       478,647     1,401,893     1,432,903
Marketing, general and administrative expenses...................      358,524       338,223     1,048,052     1,164,985
Excess capacity/restructuring charge.............................           --            --            --       405,885
                                                                    ----------    ----------    ----------    ----------
   Operating income (loss).......................................      105,798       140,424       353,841      (137,967)
Interest expense.................................................       59,406        45,742       177,177       132,718
Other (income) expense, net......................................      (11,763)        7,139       (51,003)      (29,919)
                                                                    ----------    ----------    ----------    ----------
   Income (loss) before taxes....................................       58,155        87,543       227,667      (240,766)
Income tax expense (benefit).....................................       20,354        32,391        79,683       (89,083)
                                                                    ----------    ----------    ----------    ----------
   Net income (loss).............................................   $   37,801    $   55,152    $  147,984    $ (151,683)
                                                                    ==========    ==========    ==========    ==========

                               NET SALES BY REGION
                                  (in millions)
                                   (Unaudited)

                                       Three Months Ended                      Nine Months Ended
                                       ------------------                      -----------------
Net Sales                     Aug. 27,     Aug. 29,     Percent       Aug. 27,     Aug. 29,     Percent
                              --------     --------     -------       --------     --------     -------
                               2000         1999         Change        2000         1999         Change
                               ----         ----         ------        ----         ----         ------

Americas                     $  802.6     $  858.8       (6.5%)      $2,255.3     $2,480.4       (9.1%)
Europe                          235.9        289.8      (18.6%)         817.5      1,004.0      (18.6%)
Asia                             89.2         77.8       14.7%          286.4        248.2       15.4%

Total Company                $1,127.7     $1,226.4       (8.0%)      $3,359.2     $3,732.6      (10.0%)



                                       Three Months Ended                      Nine Months Ended
                                       ------------------                      -----------------
Net Sales at Prior- Year      Aug. 27,     Aug. 29,      Percent      Aug. 27,     Aug. 29,      Percent
Currency Exchange Rates       --------     --------      -------      --------     --------      -------
                                2000         1999         Change        2000         1999         Change
                                ----         ----         ------        ----         ----         ------
                             (Restated)                              (Restated)
                             ----------                              ----------

Americas                      $  802.7     $  858.8       (6.5%)      $2,252.8     $2,480.4       (9.2%)
Europe                           263.7        289.8       (9.0%)         904.6      1,004.0       (9.9%)
Asia                              86.4         77.8       11.1%          273.4        248.2       10.2%

Total Company                 $1,152.8     $1,226.4       (6.0%)      $3,430.8     $3,732.6       (8.1%)





                                  LEVI STRAUSS & CO.

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Dollars in Thousands)

                                                                                        Aug. 27,    November 28,
                                                                                        --------    ------------
                                                                                         2000          1999
                                                                                         ----          ----

                                                                                      (Unaudited)
ASSETS
------

Cash and cash equivalents............................................................   $   75,446    $  192,816
Trade receivables, net...............................................................      652,252       759,273
Total inventories ...................................................................      646,167       671,487
Property, plant and equipment, net. .................................................      556,226       685,026
Other assets.........................................................................    1,241,539     1,356,915
                                                                                        ----------    ----------
                  Total Assets.......................................................   $3,171,630    $3,665,517
                                                                                        ==========    ==========

LIABILITIES AND STOCKHOLDERS' DEFICIT
-------------------------------------

Current maturities of long-term debt and short-term borrowings.......................   $  232,159    $  233,992
Accounts payable.....................................................................      211,712       262,389
Restructuring reserves...............................................................       89,741       258,784
Long-term debt, less current maturities..............................................    1,967,191     2,430,617
Long-term employee related benefits..................................................      361,852       325,518
Post-retirement medical benefits.....................................................      551,380       541,815
Other liabilities ...................................................................      895,156       900,964
                                                                                        ----------    ----------
                  Total liabilities..................................................    4,309,191     4,954,079
                                                                                        ----------    ----------
                  Total stockholders' deficit........................................   (1,137,561)   (1,288,562)
                                                                                        ----------    ----------
                  Total Liabilities and Stockholders' Deficit........................   $3,171,630    $3,665,517
                                                                                        ==========    ==========